Exhibit (p)(2)

Nuveen Compliance | December 19, 2025

Code of Ethics - Policy Supplement

SUMMARY AND OBJECTIVE

What this policy is about

This Nuveen Code of Ethics policy supplement establishes additional personal trading requirements for all Portfolio Managers, Research Analysts, and Research Assistants (each an “Investment Person”), including Access Persons designated as Investment Persons by a Chief Compliance Officer of the Advisers defined in Appendix A, and their respective Household Members. These requirements supplement those outlined in the Nuveen Code of Ethics (the “Code”)1.

As used herein, the terms “Access Person”, “Investment Person”, “Household Member”, “Reportable Account”, “Managed Account”, and any other capitalized terms shall have the meanings given to such terms in the Code.

Policy Statement

Personal securities transactions by Investment Persons inherently create potential conflicts of interest. This Policy Supplement helps to ensure that Investment Persons prioritize Nuveen clients’ interests over their own.

Applicability

See Appendix A for a list of the Advisers subject to this Policy.

Policy Provisions

Prohibition on purchasing Municipal Securities

All Investment Persons and their Household Members are prohibited from purchasing Municipal Securities in any Reportable Account, other than a Managed Account. Holdings of Municipal Securities acquired by new Investment Persons, or their Household Members, prior to joining Nuveen are grandfathered and do not require divestment .2 Nonetheless, all sales of grandfathered Municipal Securities require normal pre-trade approval.

“Municipal Securities” has the meaning set forth in Section 3(a)(29) of the Securities Exchange Act of 1934, and includes, but is not limited to, any bond, note, warrant, certificate of participation or other obligation issued by any U.S. state or territory or local government or their agencies or authorities (such as cities, towns, villages, counties or special districts or authorities), or derivatives creating exposure to such securities.

This prohibition excludes purchases of mutual funds, ETFs, and other commingled vehicles that hold Municipal Securities.

1 See the Nuveen Code of Ethics for a detailed description of the personal trading restrictions applicable to Nuveen employees, including preclearance requirements and reporting obligations.

2 As noted below, all new Investment Persons joining Nuveen have a limited opportunity to sell personal securities holdings, including Municipal Securities, to avoid future potential trading conflicts.

Special Approval for Potential Trading Conflicts

All Investment Persons who are active portfolio managers (those who manage one or more active accounts, even if they also manage index or quantitative accounts) wishing to execute personal transactions in securities which they also own on behalf of client accounts must obtain a special approval from the Ethics Office by completing a Trading Conflicts Disclosure Form in StarCompliance.

All Investment Persons who are Research Analysts or Research Assistants wishing to execute personal transactions in securities in which they make or could make investment recommendations on behalf of client accounts must also obtain a special approval from the Ethics Office by completing a Trading Conflicts Disclosure Form in StarCompliance.

Index and quantitative portfolio managers do not need to complete the form.

Important notes:

Completion of the Trading Conflicts Disclosure Form in StarCompliance is required even in cases where the Ethics Office has granted a pre-clearance waiver. If you are in doubt about whether a particular personal transaction requires special approval, fill out a Trading Conflicts Disclosure Form in StarCompliance.

Any approval you receive expires at the end of the day it was granted.

To avoid future potential trading conflicts, all new Investment Persons joining Nuveen, and their Household Members, have a limited opportunity to sell personal securities holdings. Contact the Ethics Office for more information about the timing of such sales. Please also note that investments and investment recommendations made on behalf of client accounts are monitored by Nuveen Compliance for conflicts in accordance with the blackout period restrictions outlined in the Code.

Disclosure of Family Ownership in Companies Conducting IPOs

Investment Persons and their Household Members are required to disclose to their local/designated Chief Compliance Officer and the Ethics Office ownership of all private equity interests, restricted stock, stock options, membership interests, and convertible instruments in private companies making initial public offerings through which the Investment Person may purchase shares on behalf of client accounts or that the Investment Person may recommend for purchase by client accounts.

Policy Enforcement

As outlined in the TIAA Code of Business Conduct, all personnel are expected to comply with applicable laws and regulations, as well as this Policy as it applies to the underlying business activities. Violation of this Policy may result in disciplinary action up to and including termination of employment.

For inquiries related to this policy, please contact Nuveen Compliance.

Reviews and Approvals

This Policy will be reviewed at least annually and will be updated sooner if changes are deemed necessary by the CCO and/or Policy Approver.

Policy Adoption	08/01/2018
Effective Date of Current Version/ Last Date Reviewed	12/19/2025
Governance	NEFI Compliance Committee
Policy Approver	MD, Nuveen Compliance
Policy Owner	VP, Compliance Officer, Nuveen Compliance

Appendix A

The following Nuveen advisers (“Advisers”) are subject to this policy:

•	Nuveen Asset Management, LLC
•	Teachers Advisors, LLC
•	TIAA-CREF Investment Management, LLC

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